EXHIBIT 10.1
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made and entered into this 18th day of October 2016 ("Effective Date"), by and among Weiping Cai,  an individual (“Weiping”), and Powin Energy Corporation, a Nevada corporation (“Powin”) (collectively the “Parties”).

RECITALS

A.          Powin is the owner of record of all 16,249,839 shares of common stock of Q Pacific Corporation, a Nevada corporation (“QPC”) (the “Shares”) which wholly owns and operates the businesses known as Q Pacific Contract Manufacturing Corporation (“OEM”) and Q Pacific Manufacturing Corporation (“QBF”) (collectively “QPM”).

B.          Powin desires to convey, sell, transfer, assign and deliver the Shares to Weiping, and Weiping desires to acquire the Shares from Powin, upon the terms and conditions set forth below.

C.          The “Huntsman” brand is also intended to be conveyed to Weiping as it is a tradename owned by OEM.

NOW THEREFORE, in consideration of the premises and mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

AGREEMENT

1.          Acquisition and Transfer of Shares.

1.1          Transfer of Shares.  Powin shall convey, sell, transfer, assign and deliver the Shares and Weiping shall acquire the Shares from Powin on the terms and conditions set forth herein.

1.2          Purchase Price.  The purchase price for the Shares ("Purchase Price"), payable by Weiping, consists of the following:

(a)          a cash payment of Two Hundred Thousand U.S. Dollars ($200,000.00) payable at Closing (the “Cash Payment”), as defined herein;

(b)          thirty-five percent (35%) of the annual EBITDA of QPM, respectively, for the fiscal years ended 2017, 2018 and 2019 (“Income  Payment”) which shall be paid to Powin not later than ninety (90) days following the end of the referenced fiscal years (EBITDA shall exclude interest up to the Wall Street Journal Prime Rate plus 4% on any loans deemed essential for business operations); and

(c)          thirty-five percent (35%) of pre-tax income for the fiscal year in which QPM is liquidated (“Liquidation Payment”), provided such liquidation commences prior to December 31, 2019. The Liquidation Payment shall be paid to Powin not later than ninety (90) days following the end of fiscal year in which the liquidation shall have occurred.

1.3          Time and Place of Closing.           The closing of the purchase and sale of the Shares  ("Closing") shall be held at the office of Powin at  20550 SW 115th Ave, Tualatin, OR  97062  on October 18, 2016, or such other place, date or time as may be fixed by mutual agreement of the parties ("Closing Date").

1.4          Delivery of Shares.          At the Closing, Powin shall deliver to Weiping stock certificate for the Shares together with all such other documents as may be required to effect a valid transfer of such Shares by Powin, free and clear of all liens and encumbrances.

2.           Income Payment and Liquidation Payment

2.1          Weiping shall keep accurate and complete books of account and records concerning the Income Payment. Each Income Payment shall be accompanied by a written report (“Report”) signed by the person preparing the report which report shall show the EBITDA and the calculation of the Income Payment. Such written report shall be submitted to Powin regardless whether an Income Payment is owed and payable. Powin shall have the right to audit the books of account and records or employ an independent auditing firm for the purpose of verifying the Income Payment due and the auditing firm shall disclose to Powin whether the Report and the Income Payment is accurate or not, and if not accurate shall specify the inaccuracies therein.

2.2          Prior to the liquidation of QPM in its entirety, or OEM QBF individually, as referred to in Section 1.2 (c) herein, Weiping shall provide Powin with the proposed plan of liquidation and dissolution which shall set forth, among other things, the amount of the Liquidation Payment and how such Liquidation Payment was determined. Powin shall have the right to audit the books, accounts, and records for the purpose of verifying the Liquidation Payment in the manner described in Section 2.1 herein.

2.3          Weiping shall not add unnecessary expenses that have the effect of reducing or eliminating the Income Payment. Such expenses could include but are not limited to; bonuses, consultants, fees, travel, entertainment, etc. Current QPM salaries and bonuses shall not be increased by more than 10% per year during the term of the Income Payment and new employees shall be limited to a salary not greater than 150% of the then highest paid employee of QPM. Notwithstanding the above initial annual salaries for Weiping Cai and Yuwen Cai shall be $150,000.00 each.

2.4          Weiping shall not add unnecessary expenses that have the effect of reducing or eliminating the Liquidation Payment. Such expenses could include but are not limited to; bonuses, consultants, fees, travel, entertainment, etc.

3.           QPM Rent Obligations

Effective October 18, 2016, OEM shall assign and Powin shall accept assignment of the lease entered into by and between LU Pacific Properties, LLC and Q Pacific Contract Manufacturing Corporation for certain premises located at 20550 SW 115th Ave, Tualatin, OR 97062 with an effective date of January 1, 2015 (the “Lease”). according to the terms of the assignment agreement attached as Exhibit 1 (the “Assignment Agreement”).

Effective November 1, 2016, Weiping shall be responsible for the payment of the current rental payments owing by QPM to Lu Pacific Properties LLC for premises occupied or used by QPM located at 10005 SW Herman Road, Tualatin, OR 97062.

4.           Transfers to Weiping

4.1          At the Closing, Powin shall transfer and assign to Weiping all right, title and interest in and to (i) the current server used by OEM and QBF; (ii) SAP use licenses; and (iii) all other information technology resources and intellectual property used and/or owned by OEM and QBF. In connection with such transfer and assignment, Powin shall execute and deliver to Weiping any and all documents, agreements and instruments necessary to complete the transfer and assignment described herein.

4.2          Notwithstanding Section 4.1, Powin shall retain ownership of all intellectual property, trademarks, and tradenames that are not assets of QPM or use the Powin name.

4.3          Weiping shall not be permitted to use the Powin name or any Powin related trademarks after December 31, 2016.

4.4          Powin shall use it best reasonable efforts to provide Weiping with all QPM related passwords, codes, access instructions, and manuals for QPM security cameras, alarms, software, website, machines, etc. that may require such information.

5.           Employees

Weiping shall bear all costs associated with the termination and/or relocation of not less than nine (9) persons employed by the manufacturing facility in Qingdao, Shandong Province China used OEM and/or QBF.

6.           Representations and Warranties of Powin

Powin represents and warrants to Weiping as follows:

6.1          Organization and Standing.  QPC is duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own, operate and lease, or authorize QBF and OEM to own, operate, and lease, their respective properties and assets and carry on their respective businesses as now being conducted.

6.2          Common Stock of OEM and QBF. All common stock of OEM and QBF is owned by QPC as evidenced in the Asset Contribution Agreement dated August 1, 2015 between Powin Corporation and Q Pacific Corporation (the “Asset Contribution”). The Asset Contribution provides that QPC owns all assets of Powin Corporation as of the date of the Asset Contribution except Powin Energy Corporation. OEM and QBF are the only remaining assets included in the Asset Contribution as Powin Mexico has already been sold.  QPC owns One Hundred Percent (100%) of the issued and outstanding common stock of OEM and QBF, free and clear of all liens and encumbrances of every nature.

Upon receipt by Weiping of the Shares, Weiping shall have good, valid and marketable title to the Shares, free and clear of all liens and encumbrances, and the Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any and all liens and encumbrances.

6.3          Absences of Undisclosed Liabilities.  Except as and to the extent expressly disclosed in and reserved against in their respective financial statements (“Financial Statements”), QPC, OEM and QBF have no knowledge of liabilities or obligations, secured or unsecured, whether absolute or contingent, of any nature, required by generally accepted accounting principles to be disclosed in and reserved against in the Financial Statements.  Powin has no knowledge of any assertion against QPM, as of the date of this Agreement, of any material claim or liability of any nature not fully disclosed and reserved against in the Financial Statements, or any material liability of or claim of any nature against QPM.

In the event obligations arise after the Closing Date that were incurred or entered into prior to the Closing Date and not disclosed and Powin should have reasonably know about and disclosed Powin shall be responsible for such obligations.

6.4          Conditions Affecting the Business of OEM and QBF.There are no known conditions with respect to the markets, facilities, assets, properties, personnel, suppliers, or business relationships which may materially and adversely affect business, prospects, or financial conditions of either OEM or QBF.

6.5          Personal Property.  OEM and QBF each have good and marketable title to all of their respective assets, including without limitation, all of their respective personal property, equipment, materials, inventory, raw materials, work in progress, finished goods, and leasehold improvements, free and clear of all  liens, and encumbrances.

6.6          Litigation. To Powin’s best knowledge there are no suit, action, arbitration, mediation, legal, administrative or other proceeding or governmental investigation pending or threatened against QPM.

6.7          Authorization and Approvals.  The Board of Directors of Powin has approved the transactions contemplated by this Agreement, have approved the execution and delivery of this Agreement, and have full power to authorize the consummation of this Agreement without any further corporate authorization.

7.           Additional Covenants and Agreements.

In addition to the agreements set forth elsewhere in this Agreement, the parties covenant and agree as follows:

7.1          Further Assurances.  From time to time, at and after the Closing, at either party's request and without further consideration, Weiping and Powin shall execute and deliver such additional instruments and take such other action as may be reasonably required to further the purposes and intents of this Agreement.

7.2          Weiping shall have the right, effective simultaneously with the Closing, to demand letters of resignation of and from any or all members of the Board of Directors of QPC, OEM and QBF, and in the event of such demand, the respective members of the Board of Directors shall submit said letters of resignation to Weiping, which letters of resignation shall be effective simultaneously with the Closing.

7.3          Shipping. From the effective date of this Agreement until April 31, 2017 OEM shall permit Powin to ship under the existing shipping contracts that OEM has (the “Shipping Contract”) with Evergreen (the “Shipper”). OEM will bill Seller at the rate in the Shipping Contract. OEM must provide Powin the Shipper’s invoices generated for any shipments that OEM is requesting payment from Powin

8.           Conditions Precedent to Weiping’s PerformanceThe obligations of Weiping to purchase the Shares and to perform its covenants and obligations under this Agreement are subject to the satisfaction of Weiping, in its sole and absolute discretion, on or before the Closing, of each and every one of the conditions set forth in this Agreement, including, without limitation, the conditions set forth in this Section 8, the accuracy, validity, and performance of all representations, warranties, and covenants of Powin set forth in this Agreement.

8.1          Performances by Powin.  Powin shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them on or before the Closing and all of the representations and warranties of Powin are true and correct as of the Closing Date.

8.2          Corporate Records.  The minute books, stock record books, Articles of Incorporation, Bylaws, general ledgers, and such other corporate books, records, contracts, Financial Statements, bank statements, and all other documents, materials and information of or relating to QPC, OEM and QBF, as may have been reasonably requested by Weiping, have been timely delivered to Weiping prior to Closing.

8.3          Absence of Litigation.  No action or other litigation pertaining to the transactions contemplated by this Agreement or to their consummation shall be instituted or threatened on or before the Closing.

8.4          Outstanding Promissory Notes. Powin agrees to assume the obligations under several promissory notes: 1) QBF and Powin Industries, S.A. DE C.V. agree to pay $115,000.00 to Joseph Lu dated March 1, 2016 and due January 31, 2017; 2) QPM agrees to pay $100,000.00 to Lu Pacific Properties, LLC dated May 18, 2016 due May 31, 2017 and; 3) Powin Industries, S.A. de C.V. agrees to pay $50,000.00 to Lu Pacific Properties, LLC dated May 18, 2016 due May 31, 2017 (attached as Exhibit 2).

8.5          Other Agreements.  All other covenants, agreements, obligations and conditions of Powin under this Agreement shall have been fully, completely and timely executed or satisfied by Powin.

9.           Conditions Precedent to Powin’s Performance. The obligations of Powin to sell, convey, transfer and deliver the Shares are subject to the full, complete and timely satisfaction by Weiping at or before the Closing of all of the covenants, agreements, obligations and conditions required by this Agreement to be performed and complied with by Weiping.

10.         Deliveries at Closing.          The following actions shall take place at the Closing, all of which shall be deemed to be delivered simultaneously:

10.1        Documents Delivered by Powin.  On the Closing Date and at the Closing, Powin shall deliver or cause to be delivered to Weiping, the following instruments:

(i)           Stock certificates representing all of the Shares as provided in Section 1.4, free and clear of all liens and encumbrances.

(ii)          Resolution of the Board of Directors of Powin authorizing the sale of the Shares to Weiping, and authorizing, ratifying and confirming all acts and actions of Powin taken and performed in connection with the transactions contemplated herein;

(iii)         Letters of resignation of any and all members of the Board of Directors of QPC, OEM and QBF, as may be requested by Weiping

(iv)         Such other documents and certificates as Weiping may reasonably request in order to consummate, execute, perform and confirm the transactions contemplated herein

10.2        Payment by Weiping.  Weiping shall deliver to Powin the cash payment of $200,000.

11.         Event of Default          Weiping shall be in default under this Agreement in the event of the failure to pay the Income Payment or the Liquidation Payment described in Section 1.2 herein and in the event of the failure to provide the reports and accounting described in Section 2 herein (“Event of Default”). Weiping acknowledges that a breach or threatened breach of the obligations set forth in Section 1.2 and Section 2 would not be susceptible to adequate relief by way of monetary damages only. Accordingly, Powin may, upon the occurrence of an Event of Default, apply to a court of competent jurisdiction for applicable equitable relief, including specific performance, without the need to post any bond or security.

12.         Miscellaneous.

12.1        Entire Agreement.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

12.2        Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same Agreement.

12.3        Successors and Assigns.  This Agreement shall be binding on, and shall inure to the benefit of, the parties of it and their respective successors and assigns.

12.4        Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by e-mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Weiping:
12697 SW Da Vinci Lane
Tigard, OR 97224

If to Powin:
Attn: Powin Energy Legal Department
20550 SW 115th Ave.
Tualatin, OR 97062

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth below.

12.5        Governing Law.  This Agreement shall be construed in accordance with, and governed by the laws of the State of Oregon without regard to conflicts of law provisions.

12.6        Legal Counsel.  This Agreement was prepared by legal counsel to Powin based upon the agreement forth in a Binding Term Sheet dated October 3, 2016 between Weiping and Powin. Weiping has been advised to obtain his own legal counsel in connection with this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

WEIPING:	POWIN ENERGY CORPORATION

/s/ Weiping Cai	By: /s/ Geoffrey Brown
Weiping Cai	Name: Geoffrey Brown
Title: President

EXHIBIT 1
Lease Assignment Agreement from OEM to Powin

EXHIBIT 2
Promissory Note being assumed by Powin